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                                  EXHIBIT 99.1



** NEWS RELEASE **                         Contact:
                                           MR. JAY A. JOHNSON
                                           SVP, STRATEGIC ANALYSIS AND INVESTOR
                                           RELATIONS
                                           Hot Topic, Inc.
                                           (626) 839-4681 x269



HOT TOPIC, INC. DECEMBER COMP STORE SALES INCREASE 6.1%


              TOTAL DECEMBER SALES INCREASE BY 31% TO $64.0 MILLION

              BOARD OF DIRECTORS DECLARES THREE-FOR-TWO STOCK SPLIT

     CITY of INDUSTRY, CA, January 9, 2002 -- Hot Topic, Inc.(Nasdaq National
Market: HOTT), a national mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for teens, announced today net sales for fiscal December 2001 (five weeks ended January 5, 2002) increased 31% to $64,008,000 from net sales of $48,864,000 for fiscal December 2000. Same store sales for the five weeks ended January 5, 2002 increased by 6.1% compared to the corresponding five weeks last year. The December same store sales increase in 2000, for the corresponding five week period, was 10.2%.

     Total sales for the first 48 weeks of fiscal 2001, ended January 5, 2002, were $317,894,000, an increase of 34% over sales of $237,584,000 for the same period of fiscal 2000. Same store sales increased 4.3% for the first 48 weeks of fiscal 2001 compared to the corresponding 48 weeks in fiscal 2000. Same store sales for the first 48 weeks of fiscal 2000 increased by 16.8% compared to the previous year.

The Company also announced today that its Board of Directors has declared a three-for-two split (in the form of a dividend) of its common stock. On the effective date of February 6, 2002, shareholders will receive a dividend of one additional share for every two shares they own on the record date of January 23, 2002. Following the effective date of the split, Hot Topic will have approximately 31.3 million shares outstanding. The Company split its stock two-for-one on December 27, 2000 and also on December 28, 1999.

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Betsy McLaughlin, President and CEO, said, "We are very pleased with both our comparable and new store December sales results. Last month, we had increases in the average dollars and average units per transaction and the average number of transactions per store, each compared to last year. Pre-Christmas gift certificate sales (which are recognized as revenue upon redemption) were up 26% over last year on an average per store basis. As we enter January, our merchandise margins and inventories are on plan."

McLaughlin continued, "Our rapid expansion will continue in fiscal 2002. We announced on November 19, 2001 our plan to open 70 new Hot Topic stores and 15 Torrid stores in fiscal 2002. We presently have leases in process for over 50 of the Hot Topic stores and 8 of the Torrid stores, including Garden State Plaza Mall (metro New York City area), Montgomery Mall (metro Washington DC area), Parks at Arlington (metro Dallas/Ft. Worth area), Independence Mall (Kansas City, MO) and Northridge Mall (metro Los Angeles area)."

"We are approaching fiscal 2002 with our management team complete and well experienced, and confident of our ability to expand and grow Hot Topic over the long-term. We are also committed to identifying, testing and developing related teen concepts such as Torrid," McLaughlin added.

     For more detailed information on December sales results, you can call 626-771-0006 to listen to a recorded commentary.

     Hot Topic, Inc. is a mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for young men and women principally between the ages of 12 and 22. The Company currently operates 346 Hot Topic stores in 48 states throughout the United States, six Torrid stores and Internet stores www.hottopic.com and www.torrid.com.

     Except for the historical information contained herein, this news release contains forward-looking statements, including statements relating to the Company's stock split and capitalization, expected sales results and other financial performance, and managing growth, including new store openings. These statements involve risks and uncertainties, including risks and uncertainties associated with the anticipated stock split, meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comp store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed from time to time in the Company's SEC reports, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended February 3, 2001. The historical results achieved are not necessarily indicative of future prospects of the Company.